EXHIBIT 5


                          OPINION OF MARK T. BEAUDOUIN





                                                             July 28, 1998

    J. Baker, Inc.
    555 Turnpike Street
    Canton,  MA  02021

    RE:  J. Baker, Inc.
         Amended and Restated 1994 Equity Incentive Plan
         Amended and Restated 1992 Directors' Stock Option Plan
         Non-Qualified Stock Option Grants

    Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933 (the "Act"), of 600,000 shares of the Common Stock, par value $.50 per share of J. Baker, Inc. (the "Company") which may be issued under the J. Baker, Inc. Amended and Restated 1994 Equity Incentive Plan, 100,000 shares of the Company's Common Stock, par value $.50 per share, which may be issued under the Amended and Restated 1992 Directors' Stock Option Plan and 150,000 shares of the Company's Common Stock, par value $.50 per share, which may be issued under J. Baker, Inc. Non-Qualified Stock Option Grants (such shares hereinafter collectively referred to as the "Shares").

         I have acted as counsel to the Company in connection with the registration of the Shares under the Act. I have examined the Restated Articles of Organization and the By-Laws of the Company, each as amended to date; such records of proceedings of the Company as I deemed material; a Registration Statement on Form S-8 under the Act relating to the Shares (the "Registration Statement"); and such other certificates, records and documents as I have considered necessary for the purposes of this opinion.

         Based upon the foregoing, I am of the opinion that upon the issuance and delivery of the Shares in accordance with the terms of the Registration Statement and the plan pursuant to which they were issued, the Shares will be legally issued, fully paid and non-assessable shares of the Company's Common Stock.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Act, applicable requirements of state laws regulating the offer and sale of securities and applicable requirements of the National Association of Securities Dealers, Inc.

         I understand that this opinion is to be used in connection with the Registration Statement. I consent to the filing of a copy of this opinion with the Registration Statement.

                                          Very truly yours,
                                          /s/ Mark T. Beaudouin
                                          Mark T. Beaudouin
                                          General Counsel
MTB/tag